SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )*

                             Response Genetics, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    761230105
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
       -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===================                                            =================
CUSIP NO. 761230105                   13G                      Page 2 of 7 Pages
===================                                            =================

================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Smith
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
================================================================================
                        5     SOLE VOTING POWER

NUMBER OF SHARES        --------------------------------------------------------
BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY                      1,922,393
EACH                    --------------------------------------------------------
REPORTING               7     SOLE DISPOSITIVE POWER
PERSON WITH
                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              1,922,393
================================================================================
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,922,393
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      18.77%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
================================================================================


                                Page 2 of 7 pages

===================                                            =================
CUSIP NO. 761230105                   13G                      Page 3 of 7 Pages
===================                                            =================

================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Susan Smith
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
================================================================================
                        5     SOLE VOTING POWER

NUMBER OF SHARES        --------------------------------------------------------
BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY                      1,922,393
EACH                    --------------------------------------------------------
REPORTING               7     SOLE DISPOSITIVE POWER
PERSON WITH
                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              1,922,393
================================================================================
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,922,393
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      18.77%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
================================================================================


                                Page 3 of 7 pages

===================                                            =================
CUSIP NO. 761230105                   13G                      Page 4 of 7 Pages
===================                                            =================

Item 1(a). Name of Issuer:

Response Genetics, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

1640 Marengo Street, Los Angeles, CA 90033

Item 2(a). Name of Person Filing:

David M. Smith

Item 2(b). Address of Principal Business Office or, if None, Residence:

1640 Marengo Street, Los Angeles, CA 90033

Item 2(c). Citizenship:

United States

Item 2(d). Title of Class of Securities:

Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

761230105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.


                               Page 4 of 7 Pages

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CUSIP NO. 761230105                   13G                      Page 5 of 7 Pages
===================                                            =================

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4. Ownership

(i)   David Smith

      (a)   Amount beneficially owned:1,922,393
            Includes 536,164 shares of common stock owned by his mother, Susan Smith, as to which Mr. Smith disclaims beneficial ownership.

      (b)   Percent of class: 18.77%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,922,393

            (iii) sole power to dispose or to direct the disposition of: 0

            (iv)  shared power to dispose or to direct the disposition of:
                  1,922,393

(ii)  Susan Smith

      (a)   Amount beneficially owned: 1,922,393
            Includes 1,386,229 shares of common stock owned by her son, David M. Smith, as to which Mrs. Smith disclaims beneficial ownership.

      (b)   Percent of class: 18.77%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,922,393

            (iii) sole power to dispose or to direct the disposition of: 0

            (iv)  shared power to dispose or to direct the disposition of:
                  1,922,393

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


                               Page 5 of 7 Pages

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CUSIP NO. 761230105                   13G                      Page 6 of 7 Pages
===================                                            =================

Item 6. Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8. Identification and Classification of Members of the Group

N/A

Item 9. Notice of Dissolution of Group

N/A

Item 10. Certification

      By signing below each of the undersigned certifies that, to the best of his/her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 6 of 7 Pages

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CUSIP NO. 761230105                   13G                      Page 7 of 7 Pages
===================                                            =================

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 28, 2008                           /s/ David M. Smith
                                                --------------------------------
                                                David M. Smith


Date: August 28, 2008                           /s/ Susan Smith
                                                --------------------------------
                                                Susan Smith


                               Page 7 of 7 Pages